EXHIBIT 5.1

OPINION OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

April 8, 2004

Applied Micro Circuits Corporation

6290 Sequence Drive

San Diego, CA 92121

Re:	Issuance and Sale of 4,317,960 shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 4,317,960 shares (the “Shares”) of its Common Stock, par value $.01 per share (the “Common Stock”), including (i) 4,152,787 Shares issuable pursuant to options outstanding under the 3ware, Inc. 2002 Stock Plan, as amended, and (ii) 165,173 shares issuable pursuant to options outstanding under the 3ware, Inc. Amended and Restated 1997 Stock Option Plan (together, the “Plans”). Such options were assumed by the Company in connection with the Agreement and Plan of Merger dated as of March 1, 2004 (the “Merger Agreement”), by and among the Company, Albacore Acquisition, Inc., 3ware, Inc. and David Fries as the Shareholders’ Representative.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Merger Agreement;

(ii)	the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), and related prospectus;

(iii)	the certificate of incorporation of the Company, certified as of March 31, 2004 by the Secretary of State of Delaware, and the bylaws of the Company as presently in effect as certified by the Secretary of the Company as of the date hereof;

(iv)	resolutions adopted by the Company’s board of directors on February 23, 2004, certified by the Secretary of the Company, approving and authorizing the issuance of shares of Common Stock issuable pursuant to options outstanding under the Plans; and

(v)	the Plans, and the forms of stock option agreements under the Plans.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; and (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We have been engaged by the Company only in connection with specified matters relating to the Merger Agreement and the transactions contemplated thereby, and do not represent the Company with respect to all legal matters or issues. The Company employs other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when purchased and issued as described in the Registration Statement and in accordance with the Plans (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law (based solely upon our review of a standard compilation thereof).

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person or entity hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/    Paul, Hastings, Janofsky & Walker LLP